**IMMEDIATE RELEASE**

                              L. LURIA & SON, INC.


Miami, Florida, August 13, 1997 - L. Luria & Son, Inc. (Luria's) (NYSE:LUR)

L. Luria & Son, Inc. announced today that it has filed a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Florida.

Rachmil Lekach, Chief Executive Officer, said, "The decision to file was a very difficult one. The members of the new management team that have joined the Company since August 1996, at which time a change in control of the Company occurred, have not been able to reverse the losses and declining sales trends experienced by the Company prior to such time. Although the new management team has taken many of the steps set forth in a recovery plan previously announced, the Company has continued to experience difficulty meeting its debts as they become due. The filing was precipitated by the Company's continuing sales decline, reduced borrowing capacity and deterioration of vendor support, which has made the process of implementing the recovery plan increasingly difficult. It was determined that in the overall interests of Luria's customers, vendors, employees and shareholders, this action was required. As the case goes forward, Luria's will continue to evaluate and take actions that serve the best interests of all parties."

The Company believes that the filing should allow Luria's to (i) relieve the Company of burdensome obligations under unfavorable store leases, (ii) realize significant value in other below market long-term store leases, and (iii) maximize the ultimate return to its creditors.

For more information contact:

Paul Steven Singerman, Esq.
Berger Davis & Singerman
(305) 755-9500